                                                                       Exhibit 5



                                      April 18, 2001


Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey  07417-1880

    Re:  Becton, Dickinson and Company
         Non-Employee Directors 2000 Stock
         Option Plan
         Form S-8 Registration Statement
         Under the Securities Act of 1933
         ---------------------------------

Gentlemen:

    As Vice President, General Counsel and Secretary of Becton, Dickinson and Company (the "Company"), I am familiar with all corporate action taken by the Company with respect to the adoption of the Company's Non-Employee Directors 2000 Stock Option Plan (the "Plan").

    On the basis of the foregoing, it is my opinion that the Company has taken all necessary and appropriate corporate action in connection with the adoption of the Plan and the authorization for issuance of the shares thereunder, and that the shares when issued and sold in the manner referred to in the Plan, will constitute legally issued, fully paid and non-assessable shares of Common Stock of the Company.

    I consent to the filing of this opinion as Exhibit 5 to the above-captioned Registration Statement.

                                      Very truly yours,

                                      /s/Bridget M. Healy

                                      Bridget M. Healy
                                      Vice President,
                                      General Counsel and
                                      Secretary